Issuer Free Writing Prospectus	Filed Pursuant to Rule 433
Term Sheet dated June 3, 2015	Registration No. 333-202829

28,571,428 Common Shares

Managers:	Clarksons Platou Securities, Inc., Pareto Securities Inc. and Seaport Global Securities LLC, as joint lead managers

Managers authorized to release lock-up:	Clarksons Platou Securities, Inc., Pareto Securities Inc. and Seaport Global Securities LLC, as joint lead managers

Manager authorized to appoint counsel:	Clarksons Platou Securities, Inc., Pareto Securities Inc. and Seaport Global Securities LLC, as joint lead managers

Registration Statement File No.:	333-202829

Time of Sale Prospectus:	1. Prospectus dated June 2, 2015 relating to the Shares

2. The pricing information set forth herein.

Lock-up Restricted Period:	60 days

Title of Shares to be placed:	Common Shares par value $0.01 per share

Number of Shares:	28,571,428

Public Offering Price:	$7.00 per share

Closing Date:	June 8, 2015

Closing Location:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004

Address for Notices to Placement Agents:

Clarksons Platou Securities, Inc.

410 Park Avenue, Suite 710

New York, New York 10022

Attention: Pat Shea

Pareto Securities Inc.

150 East 52nd Street, 29th Floor,

New York, New York 10022

Attention: Audun Hoen

Seaport Global Securities LLC

400 Poydras Street, Ste. 3100

New Orleans, LA 70130

Attention: Gary Meringer

Address for Notices to the Company:	Ocean Rig UDW Inc. 10 Skopa Street, Tribune House, 2nd Floor Office 202 CY 1075 Nicosia, Cyprus Attention: Mr. Savvas Georghiades

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in that registration statement and other documents that the Issuer has filed with the sec for more complete information about the issuer and the offering. you may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer or any placement agent for the offering will arrange to send you the prospectus and the prospectus supplement if you request them of Clarksons Platou Securities, Inc. by calling 212-317-708 or toll free 855-864-2265, or by e-mailing officeNY@platou.com, or by writing Clarksons Platou Securities, Inc., 410 Park Avenue, Suite 710, New York, NY 10022, Attention: Raquel Lucas, Pareto Securities Inc. by calling 212-829-4200, or by e-mailing kbt@paretosec.com, or by writing Pareto Securities Inc., 150 East 52nd Street, 29th Floor, New York, NY 10022, Attention: Kjersti Berg Tufta, or Seaport Global Securities LLC, by calling 646-264-5629, or by e-mailing amcadams@ghsecurities.com, or by writing Seaport Global Securities LLC, 400 Poydras Street, Suite 3100, New Orleans, LA 70130, Attention: Amanda McAdams.

This communication should be read in conjunction with the prospectus included in the registration statement and the information incorporated by reference therein. The information in this communication supersedes the information in the prospectus to the extent it is inconsistent with the information in such prospectus.